Exhibit 99.1

Contact:	John Stevens
(617)867 1451
jstevens@digitas.com

DIGITAS NAMES LAURA LANG TO CORPORATE PRESIDENT POST

BOSTON, June 30, 2004—Digitas Inc. (Nasdaq: DTAS) today announced the appointment of Laura Lang to the position President, Digitas Inc. Lang, who most recently served as President, Digitas New York and Digitas Chicago, will report to David Kenny, the company’s Chairman and Chief Executive Officer. The appointment is effective July 1, 2004. Lang will be based in Boston.

Lang will provide single-lane leadership for Digitas’ entire client-facing organization and the company’s new business endeavors. Lang’s direct reports in the structure include:

•	Torrence Boone (Digitas Chicago)

•	Rob Cosinuke (Digitas Boston)

•	Greg Johnson (Marketing Agency Services)

•	Martin Reidy (Digitas San Francisco)

•	Jim Rossman (Digitas Chief Operating Officer)

•	Rob Willms (Client Services and Strategy & Enablement; Digitas London)

•	Joanne Zaiac (Digitas New York)

Jeff Cote, Chief Financial and Administrative Officer, and Anne Drapeau, Chief People Officer, will report directly to David Kenny.

“Laura is an inspiring leader of leaders, both with our clients and with the Digitas team,” said Kenny. “As President, she will be able to help us accelerate growth in both new and existing clients, while also developing the necessary talent to serve those clients. I look forward to partnering with Laura in this next phase of continued growth at Digitas.”

About Digitas

Digitas—the Adweek IQ Independent Agency of the Year—is among the world’s 15 largest marketing services organizations. Digitas offers marketing services and strategy to design, build and run the marketing engines which drive customer acquisition, cross-sell, loyalty, affinity and care operations for world-leading marketers. Digitas has long term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, and General Motors. Founded in 1980, Digitas employs approximately 1,100 professionals across offices in Boston, Chicago, London, New York, and San Francisco.

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Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expectations with respect to future growth, growth rate and the retention of and ability to serve new and existing clients. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services, competitive factors in the company’s markets, and the company’s ability to effectively manage its growth and client relationships, among other factors. A more complete review of the risks and uncertainties potentially impacting the company’s future performance can be found in the company’s filings with the Securities Exchange Commission. The company expressly disclaims any current intention or obligation to update any forward-looking statement contained in this press release.